Exhibit 23(ii)

C.M. Life Insurance Company

Schedule I : Summary of Investments Other Than Investments in Related Parties

As of December 31, 1999
(In Millions)

Type of Investment	Cost or other basis	Fair value	Statutory Statement of Financial Position amounts
Bonds:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$ 86	$ 84	$ 86
Debt securities issued by foreign governments	3	3	3
Mortgage-backed securities	52	51	52
State and local governments	10	10	10
Corporate debt securities	562	547	562
Utilities	16	16	16
Affiliates	6	6	6

Total bonds	735	717	735

Other Investments:
Common stocks of affiliates	12	18	18
Other investments	8	8	8

Total other investments	20	26	26

Mortgage loans	225	220	225
Policy loans	121	121	121
Cash and short-term investments	182	182	182

Total investments	$1,283	$1,266	$1,289

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Exhibit 23 (ii)

C.M. Life Insurance Company

Schedule III: Supplementary Insurance Information (1)

December 31, 1999
(In Millions)

For the year ended December 31,	Policyholders’ reserves and funds	Policyholders’ claims and other benefits	Premium income (2)	Net investment income	Policyholders’ benefits and payments and addition to policyholders’ reserves and funds (2)	Commissions	Operating expenses, state taxes, licenses and fees

1999	$1,176	$5	$939	$85	$851	$82	$132

1998	$ 996	$4	$406	$82	$354	$50	$ 80

1997	$ 951	$5	$331	$75	$301	$34	$ 53

(1)	Deferred policy acquisition cost column has been omitted from this schedule because it does not apply to stock subsidiaries of mutual life insurance companies which use statutory financial statements.
(2)	Payments received for universal life and variable annuities are reported as premium income and changes in reserves.

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Exhibit 23(ii)

C.M. Life Insurance Company

Schedule IV: Reinsurance

For the Years Ended December 31, 1999, 1998 and 1997
(In Millions)

	Gross Amount	Ceded To Other Companies	Net Amount

December 31, 1999
Life insurance in force	$56,708	$35,004	$21,704

Premium and other considerations:
Individual life and annuities	$ 998	$ 64	$ 934
Group life	5	—	5

Total premium income	$ 1,003	$ 64	$ 939

December 31, 1998

Life insurance in force	$47,089	$27,665	$19,424

Premium and other considerations:
Individual life and annuities	$ 459	$ 59	$ 400
Group life	6	—	6

Total premium income	$ 465	$ 59	$ 406

December 31, 1997
Life insurance in force	$36,148	$18,127	$18,021

Premium and other considerations:
Individual life and annuities	$ 373	$ 47	$ 326
Group life	5	—	5

Total premium income	$ 378	$ 47	$ 331

C.M. Life Insurance Company

Schedule V - Valuation and Qualifying Accounts

(In Millions)

Description	Balance at beginning of period	Additions reserve contributions (1)	Realized capital gains (losses) (2)	Unrealized capital gains (losses) (3)	Net change to shareholder’s equity (4)	Balance at end of period (5)

As of and for the year ended
December 31, 1999
Bonds, preferred stocks and short-
term investments	$ 7	$ 2	$ (2)	$ 3	$ 3	$10
Mortgage loans	6	3	—	—	3	9
Other investments	11	(3)	(4)	—	(7)	4

Asset valuation and other investment reserves (6)	$24	$ 2	$ (6)	$ 3	$ (1)	$23

As of and for the year ended
December 31, 1998
Bonds, preferred stocks and short-
term investments	$ 5	$ 2	$ —	$ —	$ 2	$ 7
Mortgage loans	6	1	(1)	—	—	6
Other investments	16	1	—	(6)	(5)	11

Asset valuation and other investment reserves (6)	$27	$ 4	$ (1)	$ (6)	$ (3)	$24

As of and for the year ended
December 31, 1997
Bonds, preferred stocks and short-
term investments	$ 6	$ 1	$ —	$(2)	$ (1)	$ 5
Mortgage loans	3	3	—	—	3	6
Other investments	13	—	—	3	3	16

Asset valuation and other investment reserves (6)	$22	$ 4	$ —	$ 1	$ 5	$27

(1)	Amounts represent contributions calculated on a statutory formula and other amounts we deem necessary. The statutory formula provides for maximums that when exceeded cause, a negative contribution. Additionally, these amounts represent the net impact on shareholder’s equity for investment gains and losses not related to changes in interest rates.

(2)	These amounts offset realized capital gains (loss), net of tax, that have been recorded as a component of net income. Amounts include realized capital gains and losses, net of tax, on sales not related to interest fluctuations, such as repayments of mortgage loans at a discount and mortgage loan foreclosures.

(3)	These amounts offset unrealized capital gains (loss), recorded as a change in shareholder’s equity. Amounts include unrealized losses due to market value reductions of securities with a National Association of Insurance Commissioners’ quality rating of 6 and net changes in the unrealized capital gains and losses from affiliated mutual funds.

(4)	Amounts represent the reserve contribution (note 1) less amounts already recorded (notes 2 and 3). This net change in reserves is recorded as a charge to shareholder’s equity.

(5)	The balance is comprised of the asset valuation reserve and other investment reserves, which is recorded as a liability in the statutory financial statements.

(6)	The Asset Valuation Reserve is a component of Total Adjusted Capital, while other investment reserves are excluded from Total Adjusted Capital, according to the National Association of Insurance Commissioners’ definition.